                                   EXHIBIT 11


                 Computations of Earnings Per Share Information,

                    Primary and Fully Diluted - Net Earnings.




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
                   HUDSON GENERAL CORPORATION AND SUBSIDIARIES

                  COMPUTATION OF EARNINGS PER SHARE INFORMATION

                             PRIMARY - NET EARNINGS


                                         Three Months Ended              Nine Months Ended
                                             March 31,                       March 31,
                                        1996          1995              1996          1995
                                        ------------------              -------------------

                                                       (in thousands, except
                                                        per share amounts)
Net earnings for computing earnings
 per share - primary..................  $6,059        $3,474            $8,934        $4,342
                                        ======        ======            ======        ======

Weighted average number of
 common and common equivalent
 shares outstanding...................   1,187         1,258             1,175         1,260
                                        ======        ======            ======        ======

Net earnings per common and
 common equivalent share-primary......  $ 5.10        $ 2.76            $ 7.60        $ 3.45
                                        ======        ======            ======        ======




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
                   HUDSON GENERAL CORPORATION AND SUBSIDIARIES

                  COMPUTATION OF EARNINGS PER SHARE INFORMATION

                          FULLY DILUTED - NET EARNINGS


                                                             Three Months Ended    Nine Months Ended
                                                                 March 31,             March 31,
                                                             1996       1995       1996       1995
                                                             ---------------       ---------------
                                                                      (in thousands, except
                                                                       per share amounts)
Net earnings for computing
 earnings per share - primary ..........................     $6,059     $3,474     $8,934     $4,342

Reduction of interest expense less applicable income
 taxes assuming conversion of 7% convertible
 subordinated debentures due 2011 ......................        283        280        856        853
                                                             ------     ------     ------     ------

Net earnings for computing earnings
 per share-fully diluted ...............................     $6,342     $3,754     $9,790     $5,195
                                                             ======     ======     ======     ======

Weighted average number of common and common
 equivalent shares outstanding .........................      1,190      1,258      1,187      1,263

Addition from assumed conversion as of the beginning
 of each period of the 7% convertible subordinated
 debentures outstanding at the end of each period ......        885        885        885        885
                                                             ------     ------     ------     ------

Weighted average number of common and common
 equivalent shares outstanding on a fully diluted
 basis .................................................      2,075      2,143      2,072      2,148
                                                             ======     ======     ======     ======

Net earnings per common and
 common equivalent share - fully diluted ...............     $ 3.06     $ 1.75     $ 4.72     $ 2.42
                                                             ======     ======     ======     ======




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